CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 for the
1999 Executive Officers' Stock Option Plan of ProtoSource Corporation ("Registration Statement") of our report dated February 18, 1999, which appears on page F-2 of ProtoSource Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1998, and of our report dated February 13, 1998, except for Note 6 as to which the date is April 7, 1998 which appears on page F-1 of ProtoSource Corporation's definitive prospectus dated May 13, 1998.


                                           ANGELL & DEERING
                                           Certified Public Accountants



Denver, Colorado
May 10, 1999